UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 28, 2013

VESTIN REALTY MORTGAGE I, INC.
(Exact name of registrant as specified in its charter)

Maryland	333-125347	20-4028839
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8880 W. SUNSET ROAD #200
LAS VEGAS, NEVADA 89148
(Address of principal executive offices)
(Zip Code)

Registrant’s telephone number, including area code: (702) 227-0965

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On August 29, 2013, Vestin Realty Mortgage I, Inc. (the “Company”) announced that it has formed three limited liability companies with Vestin Realty Mortgage II, Inc., a Maryland corporation (“VRM II”) and MVP REIT Inc., a Maryland corporation (“MVP REIT”) to acquire three parking facilities in a $5.8 million all cash acquisition.  Two parking facilities are located in Memphis, TN and one parking facility is located in Kansas City, MO.  The Company, VRM II and MVP REIT will hold a 44%, 51% and 5% interest, respectively in the limited liability companies. The limited liability companies will be jointly managed by MVP Realty Advisors, LLC and Vestin Mortgage, LLC. MVP REIT has the right, at any time, with ten (10) days written notice, to purchase the Company’s interest in the limited liability companies (the “Purchase Right”).  The price for the Purchase Right shall be equal to the Company’s Capital Contribution plus a 7.5% annual cumulative return less any Distributions received by the Company.

The acquisition for all three properties closed August 28, 2013.  Two of the three parking facilities are located in downtown Memphis, TN. The Court Avenue lot is on approximately one half-acre of paved land with 37 parking spaces and is surrounded by a number of businesses, including Autozone Park.  The Poplar Avenue lot lies on approximately an acre of land with a 125 parking spaces. The site is within a short distance to the Shelby County Justice Center, Memphis City Hall and the County Election Commission.  The third parking facility, located on Holmes Street in downtown Kansas City, MO, is on approximately 1.10 acres of land and striped for 300 parking spaces. The property is located near Kansas City’s City Hall, Kansas City Municipal Court and a number of other local government facilities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VESTIN REALTY MORTGAGE I, INC.

	By	Vestin Mortgage, LLC, its sole manager

Date: August 30, 2013	By	/s/ Tracee Gress
Tracee Gress
Chief Financial Officer